Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-260190 on Form S-8 of SharpLink Gaming Ltd., of our report dated May 16, 2022, relating to the consolidated financial statements, appearing in this Annual Report on Form F-20 of SharpLink Gaming Ltd. for the year ended December 31, 2021.

/S/ RSM US LLP

Duluth, Minnesota

May 16, 2022